Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Page No.
Consolidated and Combined Financial Statements of Digital Realty Trust, Inc. and Digital Realty Trust, Inc. Predecessor
Report of Independent Registered Public Accounting Firm	1
Consolidated Balance Sheets of Digital Realty Trust, Inc. as of December 31, 2006 and 2005	2
Consolidated and Combined Statements of Operations for Digital Realty Trust, Inc for years ended December 31, 2006 and 2005 and the period from November 3, 2004 through December 31, 2004, and for Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004 (Revised)	3

Consolidated and Combined Statements of Stockholders’ and Owners’ Equity (Deficit) and Comprehensive Income (Loss) for Digital Realty Trust, Inc. for the years ended December 31, 2006 and 2005 and the period November 3, 2004 through December 31, 2004, and for Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004	4

Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	6
Notes to Consolidated and Combined Financial Statements (Revised)	8
Supplemental Schedule—Schedule III—Properties and Accumulated Depreciation	31
Notes to Schedule III—Properties and Accumulated Depreciation	33

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Digital Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for each of the years in the two-year period ended December 31, 2006 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity and comprehensive income of Digital Realty Trust, Inc. Predecessor, as defined in note 1 to the financial statements, for the period from January 1, 2004 through November 2, 2004, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004. In connection with our audits of the consolidated and combined financial statements, we also have audited financial statement schedule III, properties and accumulated depreciation. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2006 and 2005, the consolidated results of operations for each of the years in the two-year period ended December 31, 2006 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the combined results of operations of Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004, the consolidated cash flows of Digital Realty Trust, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2006, and the consolidated and combined cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, properties and accumulated depreciation, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

February 28, 2007, except as to paragraph one of note 1,

    note 2(r), paragraph one of note 7, note 15 and paragraph

    seven of note 17, which are as of November 20, 2007

DIGITAL REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Investments in real estate:
Properties:
Land	$228,728	$191,961
Acquired ground leases	3,028	1,477
Buildings and improvements	1,415,236	941,115
Tenant improvements	172,334	123,957

Total investments in properties	1,819,326	1,258,510
Accumulated depreciation and amortization	(112,479)	(64,404)

Net investments in properties	1,706,847	1,194,106
Investment in unconsolidated joint venture	29,955	—

Net investments in real estate	1,736,802	1,194,106
Cash and cash equivalents	22,261	10,930
Accounts and other receivables, net of allowance for doubtful accounts of $2,032 and $763 as of December 31, 2006 and December 31, 2005, respectively	31,293	7,587
Deferred rent	40,225	25,094
Acquired above market leases, net of accumulated amortization of $19,280 and $12,154 as of December 31, 2006 and 2005, respectively	47,292	48,237
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $86,953 and $50,974 as of December 31, 2006 and 2005, respectively	248,751	201,141
Deferred financing costs, net of accumulated amortization of $5,377 and $7,873 as of December 31, 2006 and 2005, respectively	17,500	7,659
Restricted cash	28,144	22,123
Other assets	13,951	12,293

Total Assets	$2,186,219	$1,529,170

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$145,452	$181,000
Mortgage loans	804,686	568,067
Exchangeable senior debentures	172,500	—
Accounts payable and other accrued liabilities	88,698	36,869
Accrued dividends and distributions	19,386	15,639
Acquired below market leases, net of accumulated amortization of $31,669 and $17,190 as of December 31, 2006 and 2005, respectively	87,487	67,177
Security deposits and prepaid rents	19,822	11,476

Total liabilities	1,338,031	880,228
Commitments and contingencies
Minority interests in consolidated joint venture	—	206
Minority interests in operating partnership	138,416	262,239
Stockholders’ equity:
Preferred Stock: $0.01 par value, 20,000,000 authorized:
Series A Cumulative Redeemable Preferred Stock, 8.50%, $103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	99,297
Series B Cumulative Redeemable Preferred Stock, 7.875%, $63,250,000 liquidation preference ($25.00 per share), 2,530,000 issued and outstanding	60,502	60,502
Common Stock; $0.01 par value: 100,000,000 authorized, 54,257,691 and 27,363,408 shares issued and outstanding as of December 31, 2006 and December 31, 2005	542	274
Additional paid-in capital	597,334	252,562
Dividends in excess of earnings	(52,093)	(27,782)
Accumulated other comprehensive income, net	4,190	1,644

Total stockholders’ equity	709,772	386,497

Total liabilities and stockholders’ equity	$2,186,219	$1,529,170

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	The Company			The Predecessor
	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from November 3, 2004 through December 31, 2004	Period from January 1, 2004 through November 2, 2004
Operating Revenues:
Rental	$221,371	$150,072	$18,753	$57,112
Tenant reimbursements	50,340	35,720	3,772	11,248
Other	365	5,829	—	—

Total operating revenues	272,076	191,621	22,525	68,360

Operating Expenses:
Rental property operating and maintenance	59,255	39,257	4,488	10,933
Property taxes	26,890	20,189	1,564	5,874
Insurance	3,682	2,653	435	1,203
Depreciation and amortization	86,129	55,702	6,293	18,785
General and administrative	20,441	12,615	20,766	199
Asset management fees to related party	—	—	—	2,655
Other	1,111	1,617	57	1,021

Total operating expenses	197,508	132,033	33,603	40,670

Operating income	74,568	59,588	(11,078)	27,690
Other Income (Expenses):
Equity in earnings of unconsolidated joint venture	177	—	—	—
Interest and other income	1,270	1,274	30	69
Interest expense	(49,595)	(35,381)	(5,000)	(16,768)
Loss from early extinguishment of debt	(527)	(1,021)	(283)	—

Income from continuing operations before minority interests	25,893	24,460	(16,331)	10,991
Minority interests in consolidated joint ventures of continuing operations	—	—	(20)	14
Minority interests in continuing operations of operating partnership	(5,113)	(8,330)	10,192	—

Income (loss) from continuing operations	20,780	16,130	(6,159)	11,005
Income (loss) from discontinued operations before gain on sale of assets and minority interests	314	(103)	(39)	(302)
Gain on sale of assets	18,096	—	—	—
Minority interests attributable to discontinued operations	(7,798)	74	29	23

Income (loss) from discontinued operations	10,612	(29)	(10)	(279)
Net income (loss)	31,392	16,101	(6,169)	$10,726

Preferred stock dividends	(13,780)	(10,014)	—

Net income (loss) available to common stockholders	$17,612	$6,087	$(6,169)

Income per share from continuing operations available to common stockholders:
Basic	$0.20	$0.25	$(0.30)
Diluted	$0.19	$0.25	$(0.30)

Income (loss) per share from discontinued operations:
Basic	$0.29	$—	$—
Diluted	$0.28	$—	$—

Net income (loss) per share available to common stockholders:
Basic	$0.49	$0.25	$(0.30)
Diluted	$0.47	$0.25	$(0.30)

Weighted average common shares outstanding:
Basic	36,134,983	23,986,288	20,770,875
Diluted	37,442,192	24,221,732	20,770,875

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND

OWNERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Number of Common Shares	Common Stock	Additional Paid in Capital	Accumulated Dividends In Excess of Earnings	Accumulated Other Comprehensive Income, net	Owner’s Equity	Total
Predecessor:
Balance at December 31, 2003	$—	$—	—	$—	$—	$—	$305	$147,646	$147,951
Contributions	—	—	—	—	—	—	—	130,264	130,264
Distributions	—	—	—	—	—	—	—	(68,971)	(68,971)
Net income	—	—	—	—	—	—	—	10,726	10,726
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	33		33

Comprehensive income									10,759

Balance at November 2, 2004	—	—	—	—	—	—	338	219,665	220,003
The Company:
Reclassify Predecessor owner’s equity	—	—	—	—	219,665	—	—	(219,665)	—
Net proceeds from sale of common stock	—	—	21,421,300	214	230,584	—	—	—	230,798
Record minority interests	—	—	—	—	(267,851)	—	(201)	—	(268,052)
Amortization of deferred compensation regarding share based awards, net of minority interests	—	—	—	—	13	—	—	—	13
Dividends	—	—	—	—	—	(3,348)	—	—	(3,348)
Net loss	—	—	—	—	—	(6,169)	—	—	(6,169)
Other comprehensive loss — Fair value of interest rate swaps, net of minority interests	—	—	—	—	—	—	(11)	—	(11)
Other comprehensive loss — Foreign currency translation adjustments, net of minority interests	—	—	—	—	—	—	(35)	—	(35)

Comprehensive loss									(6,215)

Balance at December 31, 2004	—	—	21,421,300	214	182,411	(9,517)	91	—	173,199
Issuance of series A preferred stock, net of offering costs	99,297	—	—	—	—	—	—		99,297
Issuance of series B preferred stock, net of offering costs	—	60,502	—	—	—	—	—		60,502
Net proceeds from sale of common stock	—	—	5,870,891	59	97,713	—	—		97,772
Issuance of restricted stock			13,063	—	—				—
Exercise of stock options	—	—	58,154	1	717	—	—		718
Reallocation between minority interests and stockholders’ equity resulting from changes in the relative ownership	—	—	—	—	(28,494)	—	—		(28,494)
Amortization of deferred compensation regarding share based awards, net of minority interests	—	—	—	—	215	—	—		215
Dividends declared on preferred stock	—	—	—	—	—	(10,014)	—		(10,014)

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND

OWNERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Number of Common Shares	Common Stock	Additional Paid in Capital	Accumulated Dividends In Excess of Earnings	Accumulated Other Comprehensive Income, net	Owner’s Equity	Total
Dividends declared on common stock	—	—	—	—	—	(24,352)	—		(24,352)
Net income	—	—	—	—	—	16,101	—		16,101
Other comprehensive income—Foreign currency translation adjustments, net of minority interests	—	—	—	—	—	—	(27)		(27)
Other comprehensive income—Fair value of interest rate swaps, net of minority interests							1,365		1,365
Other comprehensive income—Reclassification of other comprehensive income to interest expense, net of minority interests	—	—	—	—	—	—	215		215

Comprehensive income									17,654

Balance at December 31, 2005	99,297	60,502	27,363,408	274	252,562	(27,782)	1,644	—	386,497
Conversion of units to common stock	—	—	13,405,548	133	115,788	—	—	—	115,921
Net proceeds from sale of common stock	—	—	13,200,000	132	361,593	—	—	—	361,725
Exercise of stock options	—	—	288,735	3	2,595	—	—	—	2,598
Reallocation between minority interests and stockholders’ equity resulting from changes in the relative ownership	—	—	—	—	(136,235)	—	—	—	(136,235)
Amortization of deferred compensation regarding share based awards, net of minority interests	—	—	—	—	1,031	—	—	—	1,031
Dividends declared on preferred stock	—	—	—	—	—	(13,780)	—	—	(13,780)
Dividends declared on common stock	—	—	—	—	—	(41,923)	—	—	(41,923)
Net income	—	—	—	—	—	31,392	—	—	31,392
Other comprehensive income—Foreign currency translation adjustments, net of minority interests	—	—	—	—	—	—	2,643	—	2,643
Other comprehensive income—Fair value of interest rate swaps, net of minority interests	—	—	—	—	—	—	1,161	—	1,161
Other comprehensive income—Reclassification of other comprehensive income to interest expense, net of minority interests	—	—	—	—	—	—	(1,258)	—	(1,258)

Comprehensive income	—	—	—	—	—	—	—	—	33,938

Balance at December 31, 2006	$99,297	$60,502	54,257,691	$542	$597,334	$(52,093)	$4,190	$—	$709,772

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	The Company		The Company and the Predecessor
	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Cash flows from operating activities (including discontinued operations):
Net income	$31,392	$16,101	$4,557
Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of assets	(18,096)	—	—
Minority interests in operating partnership and discontinued operations	12,911	8,256	(10,238)
Equity in earnings of unconsolidated joint venture	(177)	—	—
Distributions from unconsolidated joint venture	650	—	—
Distributions to joint venture partner	—	—	(288)
Write-off of net assets (liabilities) due to early lease terminations	450	(228)	2,204
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground leases, including amounts for discontinued operations	52,795	33,750	18,254
Amortization over the vesting period of the fair value of share-based compensation	1,787	318	32
Compensation expense for fully vested long-term incentive units granted	—	—	17,887
Allowance for doubtful accounts	1,269	401	107
Amortization of deferred financing costs	3,842	2,921	4,590
Write-off of deferred financing costs, included in net loss on early extinguishment of debt	106	571	283
Amortization of debt premium	(229)	(138)	(903)
Amortization of acquired in place lease value and deferred leasing costs	38,175	28,482	13,144
Amortization of acquired above market leases and acquired below market leases, net	(7,244)	(1,866)	(190)
Changes in assets and liabilities:
Accounts and other receivables	(10,950)	(4,737)	(2,394)
Deferred rent	(15,034)	(12,952)	(7,065)
Deferred leasing costs	(8,106)	(3,706)	(2,216)
Other assets	(2,927)	244	(906)
Accounts payable and other accrued liabilities	14,571	9,875	5,567
Security deposits and prepaid rents	7,816	5,556	3,009
Asset management fees to related party	—	—	(796)

Net cash provided by operating activities (including discontinued operations)	103,001	82,848	44,638

Cash flows from investing activities:
Acquisitions of properties (including $16.5 million paid to GI Partners in 2005)	(499,917)	(450,984)	(348,507)
Purchase of prepaid ground lease	(1,248)	—	—
Investment in unconsolidated joint venture	(30,428)	—	—
Proceeds from sale of assets, net of sales costs	59,003	—	—
Deposits paid for acquisitions of properties	(1,867)	(430)	(500)
Receipt of value added tax refund	3,567	—	—
Refundable value added tax paid in conjunction with acquisition	(1,002)	—	—
Change in restricted cash	(6,021)	(7,916)	(13,556)
Improvements to investments in real estate	(107,096)	(21,485)	(8,714)
Other deposits paid	(911)	—	—
Tenant improvement advances to tenants	(38,479)	—	—
Collection of advances to tenants for tenant improvements	27,964	—	—
Purchase of joint venture partner’s interest	(5,353)	—	—

Net cash used in investing activities	(601,788)	(480,815)	(371,277)

DIGITAL REALTY TRUST, INC. AND DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	The Company		The Company and the Predecessor
	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Cash flows from financing activities:
Borrowings on line of credit	$633,087	$393,755	$202,381
Repayments on line of credit	(669,594)	(256,755)	(202,817)
Proceeds from mortgage loans	347,325	181,000	266,951
Principal payments on mortgage loans	(114,363)	(86,171)	(103,044)
Principal payments on other secured loans	—	(22,000)	(29,384)
Proceeds from exchangeable senior debentures	172,500	—	—
Settlement of foreign currency forward sale contract	694	(2,519)	—
Reimbursement by GI Partners of settlement cost of foreign currency forward sale contract	—	1,911	—
Payment of loan fees and costs	(15,451)	(4,773)	(9,495)
Contributions from joint venture partners	—	65	1,500
Return of capital to joint venture partners	—	—	(676)
Purchase of operating partnership units	—	—	(91,862)
Redemption of operating partnership units	(133,822)	—	—
Contributions from owner of the Predecessor	—	—	130,264
Distributions to owner of the Predecessor	—	—	(68,594)
Refund of rate-lock deposit	2,782	—	—
Gross proceeds from the sale of common stock	378,200	104,502	257,058
Gross proceeds from the sale of preferred stock	—	166,750	—
Common stock offering costs paid	(16,489)	(6,952)	(26,260)
Preferred stock offering costs paid	—	(6,753)	—
Proceeds from exercise of stock options	3,626	718	—
Payment of dividends to preferred stockholders	(13,780)	(10,014)	—
Payment of dividends to common stockholders and distributions to limited partners of operating partnership	(64,597)	(48,424)	—

Net cash provided by financing activities	510,118	404,340	326,022

Net increase (decrease) in cash and cash equivalents	11,331	6,373	(617)
Cash and cash equivalents at beginning of period	10,930	4,557	5,174

Cash and cash equivalents at end of period	$22,261	$10,930	$4,557

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$48,877	$35,056	$19,955
Cash paid for taxes	102	—	—
Supplementary disclosure of noncash investing and financing activities:
Change in net assets related to foreign currency translation adjustments	$4,560	$(27)	$(81)
Accrual of dividends and distributions	19,386	15,639	8,276
Increase in other assets related to increase in fair value of interest rate swaps	1,970	3,294	—
Distribution of receivables to owner of the Company’s Predecessor	—	—	375
Reclassification of owner’s equity to minority interest in the Operating Partnership	136,235	28,801	268,052
Operating Partnership units converted to common stock	115,921	—	—
Reduction in loan balance and related reduction in purchase price for the property	—	—	500
Accrual for additions to investments in real estate and tenant improvement advances included in accounts payable and accrued expenses	33,228	1,324	1,139
Allocation of purchase of properties to:
Investments in real estate	451,146	414,476	405,414
Accounts and other receivables	2,954	200	—
Acquired above market leases	6,232	14,365	36,707
Acquired below market leases	(34,422)	(32,485)	(22,789)
Acquired in place lease value and deferred leasing costs	78,175	79,476	90,047
Other assets (2005 includes $3.3 million of refundable value added tax)	—	3,786	—
Mortgage loans assumed	—	(15,838)	(77,213)
Other secured loan assumed	—	—	(11,884)
Operating partnership units issued to acquire properties	—	—	(71,230)
Loan premium	—	(2,333)	(545)
Accounts payable and other accrued liabilities	(3,638)	(11,508)	—
Security deposits and prepaid rents	(530)	—	—
Reverse minority interest in consolidated joint venture	—	845	—

Cash paid for acquisition of properties	499,917	450,984	348,507
Operating partnership units issued in connection with acquisition of the minority interest in a joint venture	—	—	4,748
Minority interest in joint venture reclassified to minority interest in Operating Partnership	—	—	(2,959)
Increase to components of net investment foreign currency hedge upon settlement:
Investment in real estate	—	5,304	—
Mortgage loans	—	(3,307)	—
Other accrued liabilities	—	(1,997)	—

See accompanying notes to the consolidated financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Organization and Description of Business (revised)

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, “we” or the Company) is engaged in the business of owning, acquiring, repositioning and managing technology-related real estate. As of December 31, 2006, our portfolio consists of 59 properties, including 100 Technology Center Drive and 4055 Valley View Lane, which were sold on March 20, 2007 and March 30, 2007, respectively and excluding one property held as an investment in an unconsolidated joint venture; 52 are located throughout North America and seven are located in Europe. Our properties are diversified in major markets where corporate enterprise datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York, San Francisco and Silicon Valley metropolitan areas. The portfolio consists of Internet gateway properties, datacenter properties, technology manufacturing properties and regional or national headquarters of technology companies.

We completed our initial public offering (IPO) on November 3, 2004 and commenced operations on that date. The Operating Partnership was formed on July 21, 2004 in anticipation of our IPO. As of December 31, 2006, we own a 79.9% common interest and a 100% preferred interest in the Operating Partnership. As general partner, we have control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace us as the general partner nor do they have participating rights, although they do have certain protective rights.

The IPO resulted in the sale of 20,000,000 shares of common stock at a price per share of $12.00, generating gross proceeds to us of $240.0 million. Our aggregate proceeds, net of underwriters’ discounts, commissions and financial advisory fees and other offering costs were approximately $214.9 million. On November 30, 2004, an additional 1,421,300 shares of common stock were sold at $12.00 per share as a result of the underwriters’ exercising their over-allotment option. This resulted in additional net proceeds to us of approximately $15.9 million.

On February 9, 2005, we completed the offering of 4.14 million shares of 8.50% Series A cumulative redeemable preferred stock (liquidation preference $25.00 per share) for total net proceeds, after underwriting discounts and other offering costs, of $99.3 million, including the proceeds from the exercise of the underwriters’ over-allotment option. The net proceeds from this offering were used to reduce borrowings under our unsecured credit facility, acquire properties and for investment and general corporate purposes.

On July 26, 2005, we completed the offering of 2.53 million shares of 7.875% Series B cumulative redeemable preferred stock (liquidation preference $25.00 per share) for total net proceeds, after underwriting discounts and other offering costs, of $60.5 million, including the proceeds from the exercise of the underwriters’ over-allotment option. On July 26, 2005 we also completed the offering of 5.87 million shares of common stock for total net proceeds, after underwriting discounts and other offering costs, of $97.8 million, including the proceeds from the exercise of the underwriters’ over-allotment option. The net proceeds from these offerings were used to reduce borrowings under our unsecured credit facility, acquire properties and for investment and general corporate purposes. In May 2006, we issued 4.0 million shares of common stock at a price of $24.40, which resulted in net proceeds of approximately $94.5 million after offering costs. In October 2006 we issued 9.2 million common shares for net proceeds of $267.7 million after offering costs. We used proceeds from this issuance to pay $133.8 million for the redemption of 4.6 million common Operating Partnership units tendered by Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners), with the balance being used to pay down our unsecured credit facility.

We continue to operate and expand the business of our predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of GI Partners contributed to us in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

Beginning November 3, 2004 the financial statements presented are our consolidated financial statements. The financial statements presented for periods prior to November 3, 2004 are the combined financial statements of the Predecessor.

Pursuant to a contribution agreement among GI Partners, the owner of the Predecessor and the Operating Partnership, certain of GI Partners’ properties were contributed to the Operating Partnership in exchange for limited partnership interests in the Operating Partnership (Units) and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

We purchased a portion of the Units that were issued to GI Partners (which Units were subsequently allocated out to certain members of GI Partners) immediately following the completion of the IPO and upon exercise of the underwriters’ over-allotment option, the aggregate purchase price of which was $91.9 million. The purchase price was equal to the value of the Operating Partnership units based on the IPO price of our stock, net of underwriting discounts and commissions and financial advisory fees. GI Partners distributed approximately 4.0 million Operating Partnership common units to its owners and these units were redeemed for shares of our common stock and sold to third parties in an underwritten public offering, which closed on April 3, 2006. On December 1, 2006, GI Partners redeemed 3.3 million Operating Partnership common units for shares of common stock, which were sold to third parties in an underwritten public offering.

We have operated in a manner that we believe has enabled us to qualify and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code).

2. Summary of Significant Accounting Policies (revised)

(a) Principles of Consolidation and Combination and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership, the subsidiaries of the Operating Partnership and a consolidated joint venture through the date of sale of the property that was owned by the joint venture. Intercompany balances and transactions have been eliminated.

Property interests contributed to the Operating Partnership by GI Partners in exchange for Units have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Predecessor’s historical cost basis. Property interests acquired from third parties for cash or Units are accounted for using purchase accounting.

The accompanying combined financial statements of the Predecessor include the accounts of the wholly owned real estate subsidiaries and two majority-owned real estate joint ventures that GI Partners contributed to the Operating Partnership on October 27, 2004 in connection with the IPO. Intercompany balances and transactions have been eliminated. The interests of the joint venture partners, all of whom are third parties, are reflected in minority interests in the accompanying combined financial statements.

The accompanying financial statements of the Predecessor do not include the accounts of the real estate subsidiaries for a property owned by GI Partners that is subject to a right of first offer agreement, whereby the Operating Partnership has the right to make the first offer to purchase this property if GI Partners decides to sell it, nor do the combined financial statements of the Predecessor include the accounts of another right of first offer property prior to our acquisition that we acquired from GI Partners during 2005. The accompanying combined financial statements of the Predecessor also do not include any of GI Partners’ investments in privately held companies, which GI Partners did not contribute to the Operating Partnership.

The accompanying combined statements of the Predecessor include an allocation of interest expense related to GI Partners’ line of credit to the extent that borrowings under this line of credit related to acquisitions of the real estate owned by the subsidiaries and joint ventures that GI Partners contributed to the Operating Partnership. Additionally, the accompanying combined financial statements of the Predecessor include an allocation of asset management fees to a related party incurred by GI Partners and an allocation of GI Partners’ general and administrative expenses. Although neither the Company nor the Operating Partnership were parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements since such fees were essentially the Company Predecessor’s historical general and administrative expense. The Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that subsequent to the completion of the IPO are incurred directly by the Company and the Operating Partnership. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

(b) Cash Equivalents

For purpose of the consolidated and combined statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents. As of December 31, 2006 and 2005, cash equivalents consist of investments in a money market fund.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground leases	Terms of the related leases
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the estimated useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Investment in Unconsolidated Joint Venture

The Company’s investment in joint venture is accounted for using the equity method, whereby the investment is increased for capital contributed and the Company’s share of the joint venture’s net income and decreased by distributions received and the Company’s share of any losses of the joint venture.

(e) Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(f) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair values of the tangible assets of an acquired property are determined based on comparable land sales for land and replacement costs adjusted for physical and market obsolescence for the improvements. The fair values of the tangible assets of an acquired property are also determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in–place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The estimated avoided costs and avoided revenue losses are calculated and this aggregate value is allocated between in-place lease value. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off. The estimated future amortization of intangible assets and liabilities (assuming no early termination of leases acquired) at December 31, 2006 is as follows (in thousands):

	Acquired in place lease value	Acquired above market lease value	Acquired below market lease value
2007	$48,637	$6,931	$(15,284)
2008	39,617	6,735	(14,056)
2009	31,201	6,380	(11,668)
2010	27,298	5,869	(10,433)
2011	21,076	4,641	(9,268)
Thereafter	66,744	16,736	(26,778)

	$234,573	$47,292	$(87,487)

(g) Capitalization of costs.

We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Costs previously capitalized related to any property acquisitions no longer considered probable are written off. Interest capitalized during the years ended December 31, 2006 and 2005 was $3.9 million and $0.3 million. No interest was capitalized during the year ended December 31, 2004. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $2.4 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively and no such amounts were capitalized during the year ended December 31, 2004. We had a writeoff of approximately $0.5 million of pre-acquisition costs in the year ended December 31, 2006, related to a previously targeted acquisition in Germany.

(h) Deferred Leasing Costs

Deferred leasing commissions and other direct and indirect costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

(i) Foreign Currency Translation

Assets and liabilities of the subsidiaries that own real estate investments outside the United States with non-U.S. dollar functional currencies are translated into U.S. dollars using exchange rates as of the balance sheet dates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are recorded as a component of accumulated other comprehensive income.

(j) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(k) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by our loan agreements including funds for leasing costs and improvements related to unoccupied space.

(l) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in additional paid-in capital.

(m) Share Based Compensation

We account for share based compensation using the fair value method of accounting. The estimated fair value of each of the long-term incentive units granted in connection with our IPO was equal to the IPO price of our stock and such amount was recorded as an expense upon closing of the IPO since those long-term incentive units were fully vested as of the grant date. The estimated fair value of the stock options granted by us is being amortized over the vesting period of the stock options. The estimated fair value of the Class C Partnership units (discussed in note 9) is being amortized over the expected service period of five years.

(n) Derivative Financial Instruments

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.

Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Our objective in using derivatives is to add stability to our cash flows due to our exposure to interest rate risks on our variable rate mortgages. To accomplish this objective, we primarily use interest rate swaps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. Through December 31, 2006, we used such derivatives to hedge the variable cash flows associated with variable rate mortgages.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged forecasted transactions affect earnings as a component of interest expense, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives designated as net investment hedges, changes in the fair value of the derivative are reported in other comprehensive income (outside of earnings) as part of the cumulative translation adjustment. As of December 31, 2006, no derivatives were designated as fair value or net investment hedges. Additionally, we do not use derivatives for trading or speculative purposes.

(o) Income Taxes

We have elected to be treated and believe that we have operated in a manner that has enabled us to qualify as a REIT under Sections 856 through 860 of the Code. As a REIT, we generally are not required to pay federal corporate income taxes on our taxable income to the extent it is currently distributed to our stockholders.

However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

There are currently two subsidiaries of our operating partnership, which we have elected to treat as taxable REIT subsidiaries (each, a TRS). In general, a TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates. There is no tax provision for either of our TRS entities for the periods presented in the accompanying consolidated and combined statements of operations due to net operating losses incurred. No tax benefits have been recorded since it is not considered more likely than not that the deferred tax asset related to the net operating loss carryforward will be utilized.

To the extent that any foreign taxes are incurred by the subsidiaries invested in real estate located outside of the United States, a provision is made for such taxes.

No provision has been made in the combined financial statements of the Predecessor for U.S. income taxes, as any such taxes are the responsibility of GI Partners’ Members, as GI Partners is a limited liability company.

(p) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized over the new remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is probable.

A provision for loss is made if the collection of the receivable balances related to contractual rent, rent recorded on a straight-line basis, tenant reimbursements and lease termination fees are considered to be doubtful.

(q) Asset Retirement Obligations

We record accruals for estimated retirement obligations, as required by SFAS No. 143, “Accounting for Asset Retirement Obligations” and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. At December 31, 2006 and 2005, the amount included in accounts payable and other accrued liabilities on our consolidated balance sheet was approximately $1.2 million and $0.8 million, respectively, and the equivalent asset is recorded at $1.1 million and $0.7 million, respectively, net of accumulated amortization.

(r) Discontinued Operations

Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Statement of Financial Accounting Standard (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in SFAS No. 144, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations. As of December 31, 2006 and 2005, no assets were held for sale. During 2006, we sold 7979 East Tufts Avenue and in March 2007, we sold 100 Technology Center Drive and 4055 Valley View Lane and accounted for these properties as discontinued operations in the accompanying consolidated statements of operations.

(s) Management’s Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

(t) New Accounting Pronouncement

In September 2006, the SEC’s Office of the Chief Accountant and Divisions of Corporation Finance and Investment Management released Staff Accounting Bulletin No. 108 (SAB 108), which provides interpretive guidance on how registrants should quantify financial-statement misstatements. Currently, the two methods most commonly used by preparers and auditors to quantify misstatements are the “rollover” method (which focuses primarily on the income statement impact of misstatements) and the “iron curtain” method (which focuses primarily on the balance sheet impact of misstatements). Under SAB 108, registrants will be required to consider both the rollover and iron curtain methods (i.e., a dual approach) when evaluating the materiality of financial statement errors. Registrants will need to revisit their prior materiality assessments and consider them using both the rollover and iron curtain methods. SAB 108 is effective for annual financial statements in the first fiscal year ending after November 15, 2006, therefore for us, the year ended December 31, 2006. The SAB provides transition accounting and disclosure guidance for situations in which a registrant concludes that a material error(s) existed in prior-period financial statements under the dual approach. Specifically, registrants will be permitted to restate prior period financial statements or recognize the cumulative effect of initially applying SAB 108 through an adjustment to beginning retained earnings in the year of adoption. Our adoption of the dual method did not have a material impact on our annual consolidated financial statements.

(u) Reclassifications

Certain reclassifications to prior year amounts have been made to conform to the current year presentation.

3. Minority Interests in the Operating Partnership

Minority interests in the Operating Partnership relate to the interests that are not owned by us. The following table shows the ownership interest in the Operating Partnership at December 31, 2006 and 2005:

	December 31, 2006		December 31, 2005
	Common units and long term incentive units	Percentage of total	Common units and long term incentive units	Percentage of total
The Company	54,257,691	79.9%	27,363,408	46.4%
Minority interest consisting of:
GI Partners	6,469,476	9.5	23,699,359	40.2
Third Parties	5,555,846	8.2	6,331,511	10.7
Employees (long term incentive units, see note 9)	1,630,142	2.4	1,622,671	2.7

	67,913,155	100.0%	59,016,949	100.0%

The following table shows activity for the Operating Partnership units that are not owned by us for the year ended December 31, 2006 (there was no activity in 2005):

	GI Partners	Third Parties	Long Term Incentive Units (note 9)	Total
As of January 1, 2006	23,699,359	6,331,511	1,622,671	31,653,541
April 2006 and December 2006 distributions to investors of GI Partners who redeemed the founder Operating Partnership common units into our common stock(1)	(12,629,883)	—	—	(12,629,883)
October 2006 redemption of Operating Partnership units tendered by GI Partners(1)	(4,600,000)	—	—	(4,600,000)
Redemption of third party common Operating Partnership units for shares of our common stock(1)	—	(775,665)	—	(775,665)
Grant of units to employee			7,471	7,471

As of December 31, 2006	6,469,476	5,555,846	1,630,142	13,655,464

(1)	This redemption was recorded as a reduction to minority interest and an increase to common stock and additional paid in capital based on the book value per unit in the accompanying consolidated balance sheet.

Limited partners who acquired common units have the right to require the Operating Partnership to redeem part or all of their common units for cash based on the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We have filed a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority indirect investors in GI Partners.

Under the terms of certain third parties’ (the eXchange parties) contribution agreement signed in the third quarter of 2004, we have agreed to indemnify each eXchange party against adverse tax consequences in the event the Operating Partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue 1-4 or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO. Under the eXchange parties’ contribution agreement, these parties have agreed to guarantee $20.0 million of indebtedness until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO.

4. Investment in Real Estate

We had the following investments in real estate as of December 31, 2006 and 2005, by type of property (in thousands):

	As of December 31, 2006
Property Type	Land	Ground Lease	Building Improvements	Tenant Improvements	Accumulated depreciation and amortization	Net investments in properties
Internet Gateways	$73,172	$—	$453,072	$57,607	$(45,968)	$537,883
Datacenters	108,393	1,551	808,090	93,735	(47,051)	964,718
Technology Manufacturing	20,602	1,477	65,209	5,939	(8,641)	84,586
Technology Office	26,561	—	80,678	14,942	(10,820)	111,361
Other	—	—	8,187	111	1	8,299

	$228,728	$3,028	$1,415,236	$172,334	$(112,479)	$1,706,847

	As of December 31, 2005
Property Type	Land	Ground Lease	Building Improvements	Tenant Improvements	Accumulated depreciation and amortization	Net investments in properties
Internet Gateways	$65,975	$—	$389,009	$45,750	$(26,407)	$474,327
Datacenters	78,823	—	404,206	57,869	(25,139)	515,759
Technology Manufacturing	20,602	1,477	64,867	5,939	(6,228)	86,657
Technology Office	26,561	—	80,182	14,780	(6,621)	114,902
Other	—	—	2,851	(381)	(9)	2,461

	$191,961	$1,477	$941,115	$123,957	$(64,404)	$1,194,106

5. Investment in Unconsolidated Joint Venture

As of December 31, 2006, the investment in unconsolidated joint venture consists of an effective 49% interest in a joint venture that owns a datacenter property in Seattle, Washington. Cash distributions from the joint venture are allocated pro rata among the partners based on the respective ownership interests. Following is the condensed balance sheet information for the joint venture as of December 31, 2006 (in thousands):

Assets
Investments in real estate, net	$23,956
Other assets	4,403

Total assets	$28,359

Liabilities and Equity
Mortgage loans	$49,416
Other liabilities	4,413
Our equity	(12,480)
Other equity	(12,990)

Total liabilities and equity	$28,359

Our investment in unconsolidated joint venture included in our consolidated balance sheet exceeds our equity presented in the joint venture’s balance sheet since our purchase accounting entries are not pushed down to the joint venture.

We invested in the joint venture in November 2006 and our share of the joint venture’s net income from the date we became a joint venturer through December 31, 2006 was $177,000.

6. Debt

A summary of outstanding indebtedness as of December 31, 2006 and 2005 is as follows (in thousands):

Properties	Interest Rate at December 31, 2006		Maturity Date		Principal Outstanding December 31, 2006		Principal Outstanding December 31, 2005
Mortgage loans:
Secured Term Debt(1)	5.65%		Nov. 11, 2014		$150,887		$152,918
350 East Cermak Road	1-month LIBOR + 2.20	%(2)(3)	Jun. 9, 2008	(4)	99,353		100,000
200 Paul Avenue 1-4	5.74%		Oct. 8, 2015		81,000		81,000
2323 Bryan Street(5)	6.04%		Nov. 6, 2009		56,579		57,282
34551 Ardenwood Boulevard 1-4, 2334 Lundy Place, 2440 Marsh Lane	1-month LIBOR + 1.59	%(2)	Aug. 9, 2006		—		43,000
34551 Ardenwood Boulevard 1-4	5.95%		Nov. 11, 2016		55,000		—
1100 Space Park Drive	5.89%		Dec. 11, 2016		55,000		—
2334 Lundy Place	5.96%		Nov. 11, 2016		40,000		—
7979 East Tufts Avenue	5.14%		—		—		26,000
6 Braham Street	6.85%		—		—		22,490	(6)
114 Rue Ambroise Croizat(7)	3-month EURIBOR + 1.35	%(2)	Jan. 18, 2012		43,260	(8)	—
Unit 9, Blanchardstown Corporate Park(7)	3-month EURIBOR + 1.35	%(2)	Jan. 18, 2012		37,193	(8)	—
6 Braham Street	3-month GBP LIBOR + 0.90	%(2)	Apr. 10, 2011		25,831	(6)	—
4055 Valley View Lane	3-month LIBOR + 1.20	%(2)	Jan. 1, 2009		20,610		21,150
100 Technology Center Drive	3-month LIBOR + 1.70	%(2)	Apr. 1, 2009		20,000		20,000
Paul van Vlissingenstraat 16	3-month EURIBOR + 1.60	%(2)	Jul. 18, 2013		14,662	(8)	—
Chemin de l’Epinglier 2	3-month EURIBOR + 1.50	%(2)	Jul. 18, 2013		10,605	(8)	—
Gyroscoopweg 2E-2F(9)	3-month EURIBOR + 1.50	%(2)	Oct. 18, 2013		9,332	(8)	—
47700 Kato Road & 1055 Page Avenue	1-month LIBOR + 2.25%		—		—		17,540
1125 Energy Park Drive	7.62	%(10)	Mar. 1, 2032		9,569		9,675
375 Riverside Parkway	3-month LIBOR + 1.85	%(2)	Dec. 1, 2008		8,775		8,775
600 West Seventh Street	5.80%		Mar. 15, 2016		59,181		—
731 East Trade Street	8.22%		Jul. 1, 2020		5,883		6,042

					802,720		565,872
Unsecured line of credit	1-month LIBOR + 1.50	%(11)	Oct. 31, 2008	(12)	145,452		181,000
Exchangeable senior debentures	4.13%		Aug. 15, 2026	(13)	172,500		—

Total principal outstanding					1,120,672		746,872
Loan premium—1125 Energy Park Drive and 731 East Trade Street mortgages					1,966		2,195

Total indebtedness					$1,122,638		$749,067

(1)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans is cross-collateralized by the six properties.

(2)	We have entered into interest rate swap agreements as a cash flow hedge for interest generated by these LIBOR, EURIBOR and GBP LIBOR based loans. The total notional amount of the swap agreements was $289.5 million as of December 31, 2006 and $192.9 million as of December 31, 2005. See note 11 for further information.

(3)	This is the weighted average interest rate as of December 31, 2006. The first note, in a principal amount of $79.5 million, bears interest at a rate of 1-month LIBOR + 1.375% per annum and the second note, in a principal amount of $19.9 million, bears interest at a rate of 1-month LIBOR + 5.5% per annum.

(4)	Two one-year extensions are available, which we may exercise if certain conditions are met.

(5)	This loan is also secured by a $5.0 million letter of credit.

(6)	Based on exchange rate of $1.96 to £1.00 as of December 31, 2006 and $1.72 to £1.00 as of December 31, 2005.

(7)	These loans are also secured by a €4.0 million letter of credit. These loans are cross-collateralized by the two properties.

(8)	Based on exchange rate of $1.32 to €1.00 as of December 31, 2006.

(9)	This loan is also secured by a €1.3 million letter of credit.

(10)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.

(11)	The interest rate under our unsecured credit facility equals either (i) LIBOR or EURIBOR (ranging from 1- to 6-month LIBOR) plus a margin of between 1.250% and 1.625% or (ii) the greater of (x) the base rate announced by the lender and (y) the federal funds rate, plus a margin of between 0.375%—0.750%. In each case, the margin is based on our leverage ratio. We incur a fee ranging from 0.15% to 0.25% for the unused portion of our unsecured credit facility.

(12)	A one-year extension option is available.

(13)	The holders of the debentures have the right to require the Operating Partnership to repurchase the debentures in cash in whole or in part for a price of 100% of the principal amount plus accrued and unpaid interest on each of August 15, 2011, August 15, 2016 and August 15, 2021. We have the right to redeem the debentures in cash for a price of 100% of the principal amount plus accrued and unpaid interest commencing on August 18, 2011.

Net loss from early extinguishment of debt related to prepayment costs and unamortized deferred financing costs written off when we prepaid the related loans. We prepaid loans in 2006 on our 6 Braham Street and 47700 Kato Road & 1055 Page Avenue properties along with the loan on 7979 East Tufts Avenue in conjunction with the sale of the property. In 2006, we also repaid the senior loan over our 34551 Ardenwood Boulevard 1-4, 2334 Lundy Place and 2440 Marsh Lane properties. We repaid loans in 2005 on our 600 West Seventh Street and 200 Paul Avenue 1-4 properties and mezzanine debt over our 34551 Ardenwood Boulevard 1-4, 2334 Lundy Place and 2440 Marsh Lane properties.

As of December 31, 2006, principal payments due for our borrowings are as follows (in thousands):

2007	$8,085
2008	260,302
2009	102,604
2010	10,165
2011	206,846
Thereafter	532,670

Total	$1,120,672

As of December 31, 2006, we had an unsecured credit facility (credit facility) under which we can borrow up to $500.0 million. Borrowings under the credit facility currently bear interest at a rate of based on 1-month LIBOR and 1-month EURIBOR plus a margin ranging from 1.250% to 1.625%, depending on our Operating Partnership’s overall leverage. This margin was 1.50% as of December 31, 2006, resulting in an interest rate at this date of 6.82% on U.S. borrowings and 5.13% on Euro borrowings. The credit facility matures in October 2008, subject to a one-year extension option, which we may exercise if certain conditions are met. The credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. As of December 31, 2006 we had outstanding $145.5 million under the credit facility. The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios and maintain a pool of unencumbered assets. In addition, except to enable us to maintain our status as a REIT for federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2006, we were in compliance with all the covenants.

Some of the loans impose penalties upon prepayment. The terms of the following mortgage loans do not permit prepayment of the loan prior to the dates listed below:

Loan	Date
2323 Bryan Street	August 2009
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011
Secured Term Debt	September 2014
2334 Lundy Place	August 2016
34551 Ardenwood Boulevard 1-4 (1)	August 2016
1100 Space Park Drive	September 2016

(1)	We can prepay this loan prior to June 11, 2007.

Exchangeable Senior Debentures due 2026

On August 15, 2006, our Operating Partnership issued $172.5 million of its 4.125% Exchangeable Senior Debentures due August 15, 2026 (the Debentures). Costs incurred to issue the Debentures were approximately $6.2 million. These costs are being amortized over a period of five years, which represents the projected estimated term of the Debentures, and are included in deferred financing costs, net in the consolidated balance sheet as of December 31, 2006. The Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership.

Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an initial exchange rate of approximately 30.68 shares per $1,000 principal amount of Debentures.

Prior to August 18, 2011, the Operating Partnership may not redeem the Debentures except to preserve its status as a real estate investment trust for U.S. federal income tax purposes. On or after August 18, 2011, at the Operating Partnership’s option, the Debentures are redeemable in cash in whole or in part at 100% of the principal amount plus accrued and unpaid interest, if any, accrued to, but excluding, the redemption date, upon at least 30 days’ but not more than 60 days’ prior written notice to holders of the Debentures.

The holders of the Debentures have the right to require the Operating Partnership to repurchase the Debentures in cash in whole or in part on each of August 15, 2011, August 15, 2016 and August 15, 2021, and in the event of a designated event, for a repurchase price equal to 100% of the principal amount of the Debentures plus unpaid interest, if any, accrued to, but excluding, the repurchase date. Designated events include certain merger or combination transactions, non-affiliates becoming the beneficial owner of more than 50% of the total voting power of our capital stock, a substantial turnover of our company’s directors within a 12-month period, or if we cease to be the general partner of the Operating Partnership. Certain events are considered “Events of Default,” which may result in the accelerated maturity of the Debentures, including a default for 30 days in payment of any installment of interest under the Debentures, a default in the payment of the principal amount or any repurchase price or redemption price due with respect to the Debentures and the Operating Partnership’s failure to deliver cash or any shares of our common stock within 15 days after the due date upon an exchange of the Debentures, together with any cash due in lieu of fractional shares of our common stock.

We have entered into a registration rights agreement whereby we must register the shares of common stock which could be issued in the future upon exchange. If we fail to file a shelf registration statement with the U.S. Securities and Exchange Commission within 270 days of the closing of the offering of the Debentures, and such registration statement is not declared effective within such 270-day period, for the first 90 days following such failure, the annual interest rate of the Debentures will increase to 4.375% per annum until the registration statement is declared effective. Thereafter, the annual interest rate of the Debentures will increase to 4.625% per annum until the registration statement is declared effective.

7. Income (loss) per Share (revised)

The following is a summary of the elements used in calculating basic and diluted income per share (in thousands, except share and per share amounts):

	Year Ended December 31,		November 3, 2004 to December 31, 2004
	2006	2005
Income (loss) from continuing operations	$20,780	$16,130	$(6,159)
Preferred stock dividends	(13,780)	(10,014)	—

Income (loss) from continuing operations available to common stockholders	7,000	6,116	(6,159)
Income (loss) from discontinued operations	10,612	(29)	(10)

Net income (loss) available to common stockholders	$17,612	$6,087	$(6,169)

Weighted average shares outstanding — basic	36,134,983	23,986,288	20,770,875
Potentially dilutive common shares:
Stock options	277,250	235,444	—
Class C Units	986,595	—	—
Exchangeable senior debentures	43,364	—	—

Weighted average shares outstanding — diluted	37,442,192	24,221,732	20,770,875

Income (loss) per share - basic:
Income (loss) per share from continuing operations available to common stockholders	$0.20	$0.25	$(0.30)
Income (loss) per share from discontinued operations	0.29	—	—

Net income per share available to common stockholders	$0.49	$0.25	$(0.30)

Income (loss) per share - diluted:
Income (loss) per share from continuing operations available to common stockholders	$0.19	$0.25	$(0.30)
Income (loss) per share from discontinued operations	0.28	—	—

Net income per share available to common stockholders	$0.47	$0.25	$(0.30)

We have excluded the following amounts in the calculations above:

	Year Ended December 31,		November 3, 2004 to December 31, 2004
	2006	2005
Weighted average of common Operating Partnership units not owned by us as their effect would not be dilutive.	26,427,837	31,539,155	31,521,431
Potentially dilutive outstanding stock options as this effect is antidilutive.	187,500	—	924,902

	26,615,337	31,539,155	32,446,333

On or after July 15, 2026, the $172.5 million exchangeable senior debentures may be exchanged at the then applicable exchange rate for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an initial exchange rate of 30.6828 shares per $1,000 principal amount of Debentures. The exchangeable senior debentures will also be exchangeable prior to July 15, 2026, but only upon the occurrence of certain specified events. During the period from initial issuance or August 15, 2006 through December 31, 2006, the weighted average common stock price exceeded the current strike price of $32.59 per share. Therefore, using the treasury method, 43,364 shares of common stock contingently issuable upon settlement of the excess exchange value was included in the diluted share count in determining diluted earnings per share for the year ended December 31, 2006.

8. Stockholders Equity

(a) Redeemable Preferred Stock

Underwriting discounts and commissions and other offering costs totaling approximately $7.0 million are reflected as a reduction to preferred stock in the accompanying condensed consolidated balance sheets.

8.50% Series A Cumulative Redeemable Preferred Stock

We currently have outstanding 4,140,000 shares of our 8.50% series A cumulative redeemable preferred stock, or series A preferred stock. Dividends are cumulative on our series A preferred stock from the date of original issuance in the amount of $2.125 per share each year, which is equivalent to 8.50% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock are payable quarterly in arrears. Our series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our Series B Preferred Stock. We are not allowed to redeem our series A preferred stock before February 9, 2010, except in limited circumstances to preserve our status as a REIT. On or after February 9, 2010, we may, at our option, redeem our series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. Holders of our series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series A preferred stock is not convertible into or exchangeable for any other property or securities of our company.

7.875% Series B Cumulative Redeemable Preferred Stock

We currently have outstanding 2,530,000 shares of our 7.875% series B cumulative redeemable preferred stock, or series B preferred stock. Dividends are cumulative on our series B preferred stock from the date of original issuance in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends on our series B preferred stock are payable quarterly in arrears. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series B preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and rank on parity with our Series A Preferred Stock. We are not allowed to redeem our series B preferred stock before July 26, 2010, except in limited circumstances to preserve our status as a REIT. On or after July 26, 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Holders of our series B preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series B preferred stock is not convertible into or exchangeable for any other property or securities of our company.

(b) Shares and Units

A common unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. The common units are further discussed in note 3 and the long term incentive units are discussed in note 9. Limited partners who acquired common units in the formation transactions have the right to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we filed a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. GI Partners distributed approximately 4.0 million Operating Partnership common units to its owners and these units were redeemed for shares of our common stock and sold to third parties in an underwritten public offering, which closed on April 3, 2006. On October 4, 2006 we issued 9.2 million common shares for net proceeds of $267.7 million after offering costs. We used approximately $133.8 million of the proceeds to pay GI Partners for the redemption of 4.6 million Operating Partnership common units. On December 1, 2006, GI Partners redeemed 3.3 million Operating Partnership common units for shares of common stock, which were sold to third parties in an underwritten public offering.

(c) Dividends and Distributions

In 2006, we have declared the following dividends and equivalent distributions on common units in our Operating Partnership:

Date dividend and distribution declared	Share class	Dividend and distribution amount per share	Period covered	Dividend and distribution payable date	Annual equivalent rate of dividend and distribution per share	Dividend and distribution amount (in thousands)
February 27, 2006	Series A Preferred Stock	$0.53125	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	$2.125	$2,199
February 27, 2006	Series B Preferred Stock	$0.49219	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	1.969	1,246
February 27, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	1.060	15,642
May 1, 2006	Series A Preferred Stock	$0.53125	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	2.125	2,199
May 1, 2006	Series B Preferred Stock	$0.49219	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	1.969	1,246
May 1, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	1.060	16,709
July 31, 2006	Series A Preferred Stock	$0.53125	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	2.125	2,199
July 31, 2006	Series B Preferred Stock	$0.49219	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	1.969	1,246
July 31, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	1.060	16,607
October 31, 2006	Series A Preferred Stock	$0.53125	October 1, 2006 to December 31, 2006	December 29, 2006 to shareholders of record on December 15, 2006.	2.125	2,199
October 31, 2006	Series B Preferred Stock	$0.49219	October 1, 2006 to December 31, 2006	December 29, 2006 to shareholders of record on December 15, 2006.	1.969	1,246
October 31, 2006	Common stock and operating partnership common units and long term incentive units	$0.28625	October 1, 2006 to December 31, 2006	January 16, 2007 to shareholders of record on December 29, 2006.	1.145	19,387

Total dividends and distributions declared through December 31, 2006:

	Declared in 2004	Declared in 2005	Declared in 2006	Total
Series A Preferred Stock	$—	$7,868	$8,796	$16,664
Series B Preferred Stock	—	2,146	4,984	7,130
Common stock and operating partnership common units and long term incentive units	8,276	55,787	68,345	132,408

	$8,276	$65,801	$82,125	$156,202

The tax treatment of dividends on common stock paid in 2006 is estimated as follows: approximately 74% ordinary income and 26% return of capital. The tax treatment of dividends on common stock paid in 2005 is as follows: approximately 87% ordinary income and 13% return of capital. All dividends paid on our preferred stock in 2006 and 2005 were classified as ordinary income for income tax purposes.

(d) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2006, 2005 and 2004. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the years ended December 31, 2006 and 2005 and the period from November 3, 2004 to December 31, 2004 was approximately $0.3 million, $0.2 million and $32,000, respectively. Unearned compensation representing the unvested portion of the stock options totaled $2.8 million as of December 31, 2006. We expect to recognize this unearned compensation over the next 4.0 years on a weighted average basis.

The following table sets forth the weighted-average assumptions used to calculate the fair value of the stock options granted during the years ended December 31, 2006 and 2005 and the period from November 3, 2004 to December 31, 2004:

	Year Ended December 31,		November 3, 2004 to December 31, 2004
	2006	2005
Expected dividend yield	3.37%	5.61%	7.92%
Expected life of option	120 months	120 months	120 months
Risk-free interest rate	4.62%	4.48%	4.11%
Expected stock price volatility	29.42%	21.42%	22.29%
Weighted-average fair value of options granted during the period	$9.15	$2.57	$0.91

The following table summarizes the 2004 Incentive Award Plan’s stock option activity for the year ended December 31, 2006:

	Year ended December 31, 2006
	Shares	Weighted average exercise price
Options outstanding, beginning of year	939,841	$13.27
Granted	200,000	31.54
Exercised	(288,735)	12.55
Cancelled	(80,510)	15.47

Options outstanding, end of year	770,596	$18.05

Exercisable, end of year	102,915	$13.95

We issued new common shares for the common stock options exercised during the years ended December 31, 2006 and 2005. The intrinsic value of options exercised in the years ended December 31, 2006 and 2005 was approximately $6.0 million and $0.6 million, respectively. There were no options exercised in 2004.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2006:

Options outstanding					Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life	Weighted average exercise price	Aggregate Intrinsic Value	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price	Aggregate Intrinsic Value
$12.00-13.02	437,679	7.84	$12.08	$9,695,434	82,334	7.84	$12.12	$1,820,595
$13.47-14.50	48,250	8.08	14.15	968,710	5,500	8.10	14.27	109,803
$20.37-28.09	147,167	8.97	22.95	1,660,335	10,999	8.85	20.37	152,446
$33.18-33.72	137,500	9.84	33.20	141,675	4,082	9.83	33.18	4,286

	770,596	8.42	$18.05	$12,466,154	102,915	8.04	$13.95	$2,087,130

9. Incentive Plan

(a) Incentive Award Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the 2004 Incentive Award Plan. We have reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. As of December 31, 2006, 436,744 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the 2004 Incentive Award Plan. Each long-term incentive and Class C unit issued under the 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the 2004 Incentive Award Plan and the individual award limit discussed below.

(b) Long Term Incentive Units

Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as common units in the Operating Partnership, which equal per share distributions on our common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, long-term incentive units may over time achieve full parity with common units in the Operating Partnership for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership.

In connection with the IPO, an aggregate of 1,490,561 of fully vested long-term incentive units were issued and compensation expense totaling $17.9 million was recorded at the completion of the IPO. Parity was reached for these units on February 9, 2005 upon completion of our series A preferred stock offering.

(c) Class C Profits Interests Units

During the fourth quarter of 2005, we granted to each of our named executive officers and certain other employees an award of Class C Profits Interest Units (Class C Units) of the Operating Partnership under our 2004 Incentive Award Plan. If the performance condition and the other vesting conditions are satisfied with respect to a Class C Unit, as described below, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership.

The Class C Units subject to each award will vest based on the achievement of a 10% or greater compound annual total shareholder return, as defined, for the period from the grant date through earlier of September 30, 2008 and the date of a change of control of our Company (the Performance Condition) combined with the employee’s continued service with our company or the Operating Partnership through September 30, 2010. Upon achievement of the Performance Condition, the Class C units will receive the same quarterly per unit distribution as common units in the Operating Partnership.

The aggregate amount of the performance award pool will be equal to 7% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed the lesser of $40,000,000 or the value of 2.5% of the total number of shares of our common stock and limited partnership units of the Operating Partnership at the end of the performance period.

Except in the event of a change in control of our company, 60% of the Class C Units that satisfy the Performance Condition will vest at the end of the three year performance period and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date.

To the extent that any Class C Units fail to satisfy the Performance Condition, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the performance condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of our restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

A portion of the award pool remains unallocated and available for grants to other future senior executives or to the then current grantees (including the named executive officers) if the compensation committee determines that the award pool percentage allocated to one or more of such executives should be increased.

On October 26, 2005, the Operating Partnership amended and restated its agreement of limited partnership in order to create the Class C Units. As of December 31, 2006, 2005, approximately 1,203,000 and 1,180,000 Class C units had been awarded to our executive officers and other employees, respectively, and approximately 57,000 Class C units are currently available for future awards. The fair value of these awards of approximately $4.0 million is being recognized as compensation expense on a straight line basis over the expected service period of five years. The unearned compensation as of December 31, 2006 and 2005 was $3.0 million and $3.8 million respectively, respectively. As of December 31, 2006 and December 31, 2005, none of the above awards had vested. We recognized compensation expense related to these Class C units of $0.8 million and $0.2 million for the years ended December 31, 2006 and 2005, respectively. If the Performance Condition is not met, the unamortized amount will be recognized as an expense at that time.

(d) 401(k) Plan

We have a 401(k) plan whereby our employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Code. The 401(k) Plan complies with Internal Revenue Service requirements as a 401(k) Safe Harbor Plan whereby discretionary contributions made by us are 100% vested. The aggregate cost of our contributions to the 401(k) Plan was approximately $0.3 and $0.1 million for the years ended December 31, 2006 and 2005, respectively, and we incurred no cost during the year ended December 31, 2004.

10. Fair Value of Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

The estimates of the fair value financial instruments at December 31, 2006 and 2005, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 11, the interest rate cap, interest rate swap and foreign currency forward sale contracts are recorded at fair value.

We calculate the fair value of our notes payable under line of credit, mortgage and other secured loans, and exchangeable senior debentures based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms, including excess exchange value which exists related to our exchangeable senior debentures. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt.

At December 31, 2006 the aggregate fair value of our mortgage and other secured loans and exchangeable senior debentures are estimated to be $1,142.1 million compared to the carrying value of $1,122.6 million. As of December 31, 2005 the fair value of our mortgage and other secured loans was estimated to be approximately $754.1 million compared to a carrying value of $749.1 million.

11. Derivative Instruments

(a) Interest rate swap agreements

As of December 31, 2006, we were a party to interest rate swap agreements which hedge variability in cash flows related to LIBOR, GBP LIBOR and EURIBOR based mortgage loans. The fair value of these derivatives was $3.3 million at December 31, 2006 and 2005, respectively.

As of December 31, 2006, we estimate that $1.9 million of accumulated other comprehensive income will be reclassified to earnings through a reduction to interest expense during the twelve months ending December 31, 2007, when the hedged forecasted transactions impact earnings.

The table below summarizes the terms of these interest rate swaps and their fair values as of December 31, 2006 (in thousands):

Current Notional Amount		Strike Rate	Effective Date	Expiration Date	Fair Value
$20,565		3.754	Nov. 26, 2004	Jan. 1, 2009	491
20,000		3.824	Nov. 26, 2004	Apr. 1, 2009	517
8,775		5.020	Dec. 1, 2006	Dec. 1, 2008	6
99,252		4.025	May 26, 2005	Jun. 15, 2008	1,490
25,831	(1)	4.944	Jul. 10, 2006	Apr. 10, 2011	404
14,661	(2)	3.981	May 17, 2006	Jul. 18, 2013	21
10,605	(2)	4.070	Jun. 23, 2006	Jul. 18, 2013	(37)
9,332	(2)	3.989	Jul. 27, 2006	Oct. 18, 2013	11
43,260	(2)	3.776	Dec. 5, 2006	Jan. 18, 2012	421
37,193	(2)	4.000	Dec. 20, 2006	Jan. 18, 2012	(8)

$289,474					$3,316

(1)	Translation to US amounts is based on exchange rate of $1.96 to £1.00 as of December 31, 2006.

(2)	Translation to US amounts is based on exchange rate of $1.32 to €1.00 as of December 31, 2006.

We have two LIBOR interest rate caps that are not designated as hedges. The fair values of the caps were immaterial as of December 31, 2006 and December 31, 2005.

(b) Foreign currency contract

On January 4, 2006, we received net proceeds of $0.7 million when we terminated a foreign currency forward sale contract entered into on January 24, 2005 which was used to hedge our equity investment in 6 Braham Street, located in London, England. This forward contract was designated as a net investment hedge. The cumulative translation adjustment amounts related to the net investment hedge (including the $0.7 million received upon termination in January 2006) are included in other accumulated comprehensive income and will be reclassified to earnings when the hedged investment is sold or liquidated.

In 2003, the Predecessor entered into a foreign currency forward sale contract of approximately £7.9 million, with a delivery date of January 24, 2005, to hedge the equity investment in 6 Braham Street, located in London, England. On January 24, 2005, we settled our obligations under this arrangement for a payment of approximately $2.5 million and entered into a new forward contract of the same notional amount expiring in January 2006. On February 4, 2005, GI Partners reimbursed us for $1.9 million of the $2.5 million settlement since it was determined that the negative value associated with the forward contract that we assumed was not otherwise factored into the determination of the number of common units that were granted to GI Partners in exchange for our interests in 6 Braham Street.

12. Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by us as of December 31, 2006, under non-cancelable operating leases are as follows (in thousands):

2007	$233,229
2008	225,121
2009	211,798
2010	196,180
2011	167,473
Thereafter	889,592

Total	$1,923,393

Included in the above amounts are minimum lease payments to be received from The tel(x) Group, Inc., or tel(x), a related party further discussed in note 13. The future minimum lease payments to be received (excluding operating expense reimbursements) by us from tel(x) as of December 31, 2006, under non-cancelable operating leases are as follows (in thousands):

2007	$9,130
2008	9,429
2009	10,170
2010	10,882
2011	11,208
Thereafter	213,216

Total	$264,035

Operating revenues from properties outside the United States were $13.2 million, $6.0 million and $4.4 million for the years ended December 31, 2006, 2005 and 2004.

For the years ended December 31, 2006, 2005 and 2004, revenues recognized from Savvis Communications comprised approximately 12.5%, 11.8% and 11.9% of total revenues, respectively. For the years ended December 31, 2006 and 2005, revenues recognized from Qwest Communications International, Inc. comprised approximately 10.6% and 10.6% of total revenues, respectively. Other than noted here, for the years ended December 31, 2006, 2005 and 2004, no single tenant comprised more than 10% of total revenues.

13. Related Party Transactions

We paid additional compensation, not encompassed in the management fee, to affiliates of CB Richard Ellis, an affiliate of GI Partners for real estate services. The following schedule presents fees incurred by us and the Predecessor and earned by affiliates of CB Richard Ellis (in thousands):

Year ended December 31,	2006	2005	2004
Lease commissions	$1,082	$751	$411
Property management fees and other	1,342	1,191	1,068

	$2,424	$1,942	$1,479

In April 2005, we entered into two agreements with Linc Facility Services, LLC, or LFS primarily for personnel providing for operations and maintenance repairs of the mechanical, electrical, plumbing and general building service systems of five of our properties. LFS belongs to The Linc Group, which GI Partners has owned since late 2003. Our consolidated statement of operations includes expenses of $1.3 million and approximately $0.7 million for these services for the years ended December 31, 2006 and 2005 and we owed LFS approximately $117,000 at December 31, 2006.

In December 2006, we entered into ten leases with tel(x), in which tel(x) will provide enhanced meet-me-room services to customers. tel(x) was acquired by GI Partners Fund II, LLP in November 2006. Richard Magnuson, the Chairman of our board of directors, is also the chief executive officer of the advisor to GI Partners Fund II, LLP. Our consolidated statements of operations include rental revenues of approximately $1.1 million from tel(x) for the year ended December 31, 2006. In connection with the lease agreements, we entered into an operating agreement with tel(x), effective as of December 1, 2006, with respect to joint sales and marketing efforts, designation of representatives to manage the national relationship between us and tel(x) and future meet-me-room facilities. Under the operating agreement, tel(x) has a sixty-day option to enter into a meet-me-room lease for certain future meet-me-room buildings acquired by us or any buildings currently owned by us that are converted into a meet-me-room building.

We also entered into a referral agreement with tel(x), effective as of December 1, 2006, with respect to referral fees arising out of potential future lease agreements for rentable space in buildings covered by the meet-me-room lease agreements. Additionally, we have the right to purchase approximately 10% or 1.6 million shares of tel(x) preferred stock. The purchase price would be calculated as GI Partners Fund II, LLP’s initial cost plus a 12% per annum return. We have the right to purchase, at market, a pro-rata share of any follow on tel(x) equity transactions to prevent dilution to our option to acquire approximately 10%. The option to purchase the preferred stock will expire in November 2008.

Asset management fees incurred by GI Partners totaling approximately $2.7 million for the period from January 1, 2004 to November 2, 2004 have been allocated to the Predecessor. These fees were paid to an affiliate of GI Partners. Although neither we nor the Operating Partnership are or will be parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements of the Predecessor. This is because this fee is essentially the Predecessor’s historical general and administrative expense as the Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that are incurred directly by us and the Operating Partnership subsequent to the completion of the IPO. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

We acquired 8534 Concord Center Drive from GI Partners in May 2005 for approximately $16.5 million pursuant to the exercise of a right of first offer agreement. As of December 31, 2005, GI Partners had $1.2 million of letters of credit outstanding that secure obligations relating to two of our properties, 600 West Seventh Street and 7979 East Tufts Avenue. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. These letters of credit were transferred to us on January 1, 2006. Prior to December 31, 2005 we reimbursed GI Partners for the costs of maintaining the letters of credit, which payments were less than $5,000 per quarter.

14. Commitments and Contingencies

(a) Operating Leases

We have a ground lease obligation on 2010 East Centennial Circle that expires in 2082. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the property and, as result, rent after February 2036 is excluded from the minimum commitment information below.

We have ground leases on Paul van Vlissingenstraat 16 that expires in 2054, Chemin de l’Epinglier 2 that expires in July 2074, Clonshaugh Industrial Estate that expires in 2981 and Gyroscoopweg 2E-2F, which has a continuous ground lease and will be adjusted on January 1, 2042. We have an operating lease for our current headquarters, which we occupied in June 2005 and expires in May 2012 with an option to extend the lease until September 2017. We also have operating leases at 8100 Boone Boulevard and 111 Eighth Avenue, which expire in October 2007 and June 2014, respectively. The lease at 8100 Boone Boulevard has an option to extend the lease until September 2012 and the lease at 111 Eighth Avenue has an option to extend the lease until June 2019.

We have a fully prepaid ground lease on 2055 E. Technology Circle that expires in 2083.

Rental expense for these leases was approximately $2.0 million, $440,000 and $339,000 for the years ended December 31, 2006, 2005 and 2004 respectively.

The minimum commitment under these leases, excluding the fully prepaid ground lease, as of December 31, 2006 was as follows (in thousands):

2007	$4,478
2008	4,300
2009	4,428
2010	4,629
2011	4,634
Thereafter	27,119

$49,588

(b) Contingent liabilities

We have agreed with the seller of 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 260,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013. We have recorded no liability for this contingent liability on our consolidated balance sheet at December 31, 2006, as the events causing this contingency had not occurred at December 31, 2006.

As part of the acquisition of Clonshaugh Industrial Estate, we entered into an agreement with the seller whereby the seller is entitled to receive 40% of the net rental income generated by the existing building, after we have received a 9% return on all capital invested in the property. As of February 6, 2006, the date we acquired this property, we have estimated the present value of these expected payments over the 10 year lease term to be approximately $1.1 million and this value has been capitalized. Accounts payable and other liabilities include $1.3 million for this liability as of December 31, 2006. No amounts have been paid to the seller as of December 31, 2006.

(c) Purchase commitments

As of December 31, 2006, we had signed purchase agreements to acquire the following properties:

Location	Purchase price ($ millions)	Purchase completed on:
Properties acquired between January 1, 2007 and February 28, 2007:
21110 Ridgetop Circle, Sterling, Virginia	$17.0	January 5, 2007
3011 LaFayette Street, Santa Clara, California	$13.5	January 22, 2007

Total	$30.5

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of December 31, 2006, we had commitments under leases in effect for approximately $13.0 million of tenant improvement costs and leasing commissions all of which we expect to incur in the near future.

15. Discontinued Operations (revised)

In June 2006, we classified 7979 East Tufts Avenue as “held for sale” upon committing to sell this property and we also ceased recording depreciation expense at that time. We purchased the minority interest joint venture partner’s limited partnership interest in 7979 East Tufts Avenue on July 12, 2006 for approximately $5.3 million which was included in the cost basis of the property in calculating the gain on sale. We sold this property on July 12, 2006 for approximately $60.4 million which resulted in a gain on sale of approximately $18.1 million. In addition, we sold 4055 Valley View Lane and 100 Technology Center Drive in March 2007.

The results of operations of 7979 East Tufts Avenue, 4055 Valley View Lane and 100 Technology Center Drive are reported as discontinued operations for all periods presented in the accompanying consolidated condensed financial statements. The following table summarizes the income and expense components that comprise loss from discontinued operations for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	The Company			The Predecessor
	Year Ended December 31,		Period from November 3, 2004 to December 31, 2004	Period from January 1, 2004 to November 2, 2004
	2006	2005
Operating Revenues:
Rental	$11,716	$14,147	$2,479	$10,764
Tenant reimbursements	1,569	1,734	311	898
Other	—	33	—	1,683

Total operating revenues	13,285	15,914	2,790	13,345
Operating Expenses:
Rental property operating and maintenance	2,855	3,900	685	2,868
Property taxes	1,619	1,678	521	1,375
Insurance	127	151	37	200
Depreciation and amortization	5,314	6,530	1,080	5,240
General and administrative	—	—	(41)	93
Other	—	17	—	1,727

Total operating expenses	9,915	12,276	2,282	11,503
Operating income	3,370	3,638	508	1,842
Other Income (Expenses):
Interest and other income	20	—	—	2
Interest expense	(3,076)	(3,741)	(547)	(2,146)

Income (loss) from discontinued operations before gain on sale of assets and minority interests	314	(103)	(39)	(302)
Gain on sale of assets	18,096	—	—	—
Minority interests attributable to discontinued operations	(7,798)	74	29	23

Income (loss) from discontinued operations	$10,612	$(29)	$(10)	$(279)

The future minimum lease payments (excluding operating expense reimbursements) as of December 31, 2006, under non-cancelable operating leases related to 100 Technology Center Drive and 4055 Valley View Lane, that are included in the future minimum lease totals disclosed in note 12 to the consolidated financial statements, are as follows (in thousands):

2007	$8,318
2008	8,183
2009	7,982
2010	5,138
2011	4,415
Thereafter	5,678

Total	$39,714

16. Quarterly Financial Information (unaudited) (revised)

The tables below reflect selected quarterly information for the years ended December 31, 2006 and 2005. Certain amounts have been reclassified to conform to the current year presentation (in thousands except share amounts).

	Three Months Ended
	December 31, 2006		September 30, 2006	June 30, 2006	March 31, 2006
Total operating revenues	$82,045	(1)	$70,673	$62,237	$57,121
Income from continuing operations before minority interests	7,426		4,984	6,374	7,109
Income (loss) from discontinued operations before minority interests	273		18,267	61	(191)
Net income	6,423	(2)	14,787	5,095	5,087
Net income available to common stockholders	2,978		11,342	1,650	1,642
Basic net income per share available to common stockholders	$0.06		$0.31	$0.05	$0.06
Diluted net income per share available to common stockholders	$0.06		$0.30	$0.05	$0.06

(1)    Included in total operating revenues for the three months ended December 31, 2006 is a $1.3 million out-of-period catch-up straight-line adjustment for the prior 2006 quarters and prior years. This out-of-period adjustment is considered immaterial to each of the prior three-month periods impacted.

(2)    Included in net income for the three months ended December 31, 2006 is a $0.4 million out-of-period catch-up depreciation and amortization expense adjustment for the prior 2006 quarters and prior years. This out-of-period adjustment is considered immaterial to each of the prior three-month periods impacted.

	Three Months Ended
	December 31, 2005		September 30, 2005	June 30, 2005	March 31, 2005
Total operating revenues	$57,758		$52,736	$45,602	$35,525
Income from continuing operations before minority interests	5,643		6,362	7,538	4,917
Income (loss) from discontinued operations before minority interests	296		(313)	(64)	(22)
Net income	4,602		4,425	4,335	2,739
Net income available to common stockholders	1,157		1,326	2,136	1,468
Basic net income per share available to common stockholders	$0.04		$0.05	$0.10	$0.07
Diluted net income per share available to common stockholders	$0.04		$0.05	$0.10	$0.07

17. Subsequent Events (revised)

On February 27, 2007 we acquired 44470 Chillum Place, a property located in Ashburn, Virginia, a suburb of Washington D.C. for approximately $42.5 million. The acquisition was financed with borrowings under our unsecured credit facility.

On February 15, 2007, we declared the following distributions per share and the Operating Partnership made an equivalent distribution per unit.

Share Class	Series A Preferred Stock	Series B Preferred Stock	Common stock
Dividend and distribution amount	$0.53125	$0.49219	$0.28625
Dividend and distribution payable date	April 2, 2007	April 2, 2007	April 2, 2007
Dividend payable to shareholders of record on	March 15, 2007	March 15, 2007	March 15, 2007
Annual equivalent rate of dividend and distribution	$2.125	$1.969	$1.145

On February 2, 2007 we completed the financing of 150 South First Street in San Jose, California. The new loan for $53.3 million has a 10-year maturity with no principal amortization for two years, and a fixed rate of 6.2995%.

On January 31, 2007 we completed the financing of 2045 & 2055 LaFayette in Santa Clara, California. The new loan for $68.0 million has a 10-year maturity with no principal amortization for two years, and a fixed rate of 5.9265%.

On January 22, 2007 we acquired 3011 LaFayette Street, a property located in Santa Clara, California for approximately $13.5 million.

On January 5, 2007 we acquired 21110 Ridgetop Circle in Sterling, Virginia, a suburb of Washington, D.C. for approximately $17.0 million.

On March 20, 2007, we sold 100 Technology Center Drive for $45.5 million which resulted in a gain on sale of approximately $11.8 million. On March 30, 2007, we sold 4055 Valley View Lane for $33.0 million which resulted in a gain on sale of approximately $6.2 million. Accordingly, we have revised our consolidated and combined financial statements for the years ended December 31, 2006, 2005 and 2004 to reflect our results from operations at 100 Technology Center Drive and 4055 Valley View Lane as discontinued operations. This revision did not impact previously reported net income (loss) or net income (loss) per share available to common stockholders.

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2006

(In thousands)

				Initial costs			Costs capitalized subsequent to acquisition		Total costs
	Metropolitan Area	Encum- brances		Land	Acquired ground lease	Buildings and improvements	Impro- vements	Carrying costs	Land	Acquired ground lease	Buildings and improvements	Total	Accumulated depreciation and amortization	Date of acquisition(A) or construction(C)
PROPERTIES:
36 NE 2nd Street	Miami	17,766		1,942	—	24,184	858	—	1,942	—	25,042	26,984	(3,880)	2002	(A)
2323 Bryan Street	Dallas	56,579		1,838	—	77,604	9,977	—	1,838	—	87,581	89,419	(14,206)	2002	(A)
6 Braham Street	London, England	25,831		3,776	—	28,166	8,874	—	4,008	—	36,808	40,816	(4,227)	2002	(A)
300 Boulevard East	New York	45,558		5,140	—	48,526	22,371	—	5,140	—	70,897	76,037	(7,818)	2002	(A)
2334 Lundy Place	Silicon Valley	40,000		3,607	—	23,008	5	—	3,607	—	23,013	26,620	(3,328)	2002	(A)
34551 Ardenwood Boulevard 1-4	Silicon Valley	55,000		15,330	—	32,419	2,080	—	15,330	—	34,499	49,829	(5,138)	2003	(A)
2440 Marsh Lane	Dallas	—		1,477	—	10,330	13	—	1,477	—	10,343	11,820	(2,454)	2003	(A)
2010 East Centennial Circle	Phoenix	—		—	1,477	16,472	4	—	—	1,477	16,476	17,953	(1,822)	2003	(A)
375 Riverside Parkway	Atlanta	8,775		1,250	—	11,578	9,621	—	1,250	—	21,199	22,449	(1,241)	2003	(A)
3300 East Birch Street	Los Angeles	7,739		3,777	—	4,611	422	—	3,777	—	5,033	8,810	(1,088)	2003	(A)
4055 Valley View Lane	Dallas	20,610		3,643	—	22,060	581	—	3,643	—	22,641	26,284	(2,979)	2003	(A)
47700 Kato Road & 1055 Page Avenue	Silicon Valley	—		5,272	—	20,166	7	—	5,272	—	20,173	25,445	(1,681)	2003	(A)
100 Technology Center Drive	Boston	20,000		2,957	—	22,417	503	—	2,957	—	22,920	25,877	(2,416)	2004	(A)
4849 Alpha Road	Dallas	10,903		2,983	—	10,650	25	—	2,983	—	10,675	13,658	(1,266)	2004	(A)
600 West Seventh Street	Los Angeles	59,181		18,478	—	50,824	9,272	—	18,478	—	60,096	78,574	(5,682)	2004	(A)
2045 & 2055 LaFayette Street	Silicon Valley	—		6,065	—	43,817	12	—	6,065	—	43,829	49,894	(3,629)	2004	(A)
100 & 200 Quannapowitt Parkway	Boston	35,337		12,416	—	26,154	722	—	12,416	—	26,876	39,292	(3,419)	2004	(A)
11830 Webb Chapel Road	Dallas	33,584		5,881	—	34,473	326	—	5,881	—	34,799	40,680	(3,334)	2004	(A)
150 South First Street	Silicon Valley	—		2,068	—	29,214	282	—	2,068	—	29,496	31,564	(2,013)	2004	(A)
3065 Gold Camp Drive	Sacramento	—		1,886	—	10,686	119	—	1,886	—	10,805	12,691	(933)	2004	(A)
200 Paul Avenue 1-4	San Francisco	81,000		14,427	—	75,777	13,920	—	14,427	—	89,697	104,124	(5,982)	2004	(A)
1100 Space Park Drive	Silicon Valley	55,000		5,130	—	18,206	8,706	—	5,130	—	26,912	32,042	(2,212)	2004	(A)
3015 Winona Avenue	Los Angeles	—		6,534	—	8,356	2	—	6,534	—	8,358	14,892	(799)	2004	(A)
833 Chestnut Street	Philadelphia	—		5,738	—	42,249	6,898	—	5,738	—	49,147	54,885	(4,556)	2005	(A)
1125 Energy Park Drive	Minneapolis/St. Paul	10,271	(1)	2,775	—	10,761	20	—	2,775	—	10,781	13,556	(749)	2005	(A)
350 East Cermak Road	Chicago	99,354		8,466	—	103,232	11,802	—	8,466	—	115,034	123,500	(7,179)	2005	(A)
8534 Concord Center Drive	Denver	—		2,181	—	11,561	16	—	2,181	—	11,577	13,758	(855)	2005	(A)
2401 Walsh Street	Silicon Valley	—		5,775	—	19,267	20	—	5,775	—	19,287	25,062	(988)	2005	(A)
200 North Nash Street	Los Angeles	—		5,514	—	11,695	11	—	5,514	—	11,706	17,220	(641)	2005	(A)
2403 Walsh Street	Silicon Valley	—		5,504	—	9,727	11	—	5,504	—	9,738	15,242	(582)	2005	(A)
4700 Old Ironsides Drive	Silicon Valley	—		2,865	—	4,540	11	—	2,865	—	4,551	7,416	(381)	2005	(A)
4650 Old Ironsides Drive	Silicon Valley	—		4,562	—	12,503	5	—	4,562	—	12,508	17,070	(740)	2005	(A)
731 East Trade Street	Charlotte	7,147	(2)	1,748	—	5,727	5	—	1,748	—	5,732	7,480	(255)	2005	(A)
113 North Myers	Charlotte	—		1,098	—	3,127	293	—	1,098	—	3,420	4,518	(196)	2005	(A)
125 North Myers	Charlotte	—		1,271	—	3,738	4,984	—	1,271	—	8,722	9,993	(169)	2005	(A)
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	14,661		—	—	15,255	2,464	—	—	—	17,719	17,719	(858)	2005	(A)

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2006

(In thousands)

			Initial costs			Costs capitalized subsequent to acquisition		Total costs				Accumulated depreciation and amortization	Date of acquisition (A) or construction (C)
	Metropolitan Area	Encum brances	Land	Acquired ground lease	Buildings and improvements	Impro vements	Carrying costs	Land	Acquired ground lease	Buildings and improvements	Total
600-780 S. Federal	Chicago	—	7,801	—	27,718	609	—	7,801	—	28,327	36,128	(1,349)	2005	(A)
115 Second Avenue	Boston	—	1,691	—	12,569	9,523	—	1,691	—	22,092	23,783	(549)	2005	(A)
Chemin de l’Epinglier 2	Geneva, Switzerland	10,605	—	—	20,071	2,359	—	—	—	22,430	22,430	(891)	2005	(A)
251 Exchange Place	Northern Virginia	—	1,622	—	10,425	96	—	1,622	—	10,521	12,143	(481)	2005	(A)
7500 Metro Center Drive	Austin	—	1,177	—	4,877	32		1,177	—	4,909	6,086	(372)	2005	(A)
7620 Metro Center Drive	Austin	—	510	—	6,760	3	—	510	—	6,763	7,273	(326)	2005	(A)
3 Corporate Place	New York	—	2,124	—	12,678	23,203	—	2,124	—	35,881	38,005	(523)	2005	(A)
4025 Midway Road	Dallas	—	2,196	—	14,037	11,443		2,196	—	25,480	27,676	(494)	2006	(A)
Clonshaugh Industrial Estate	Dublin	—	—	1,444	5,569	3,312		—	1,551	8,774	10,325	(296)	2006	(A)
6800 Millcreek Drive	Toronto	—	1,657	—	11,352	198		1,657	—	11,550	13,207	(347)	2006	(A)
101 Aquila Way	Atlanta	—	1,480	—	34,797	41		1,480	—	34,838	36,318	(978)	2006	(A)
12001 North Freeway	Houston	—	6,965	—	23,492	39		6,965	—	23,531	30,496	(694)	2006	(A)
14901 FAA Boulevard	Dallas	—	3,303	—	40,799	47		3,303	—	40,846	44,149	(557)	2006	(A)
120 E Van Buren	Phoenix	—	4,524	—	157,822	3,373		4,524	—	161,195	165,719	(3,669)	2006	(A)
Gyroscoopweg 2E-2F	Amsterdam, Netherlands	9,332	—	—	13,450	50		—	—	13,500	13,500	(188)	2006	(A)
Clonshaugh (Developable Land)	Dublin	—	—	—	—	847		—	—	847	847	—	2006	(A)
600 Winter Street	Boston	—	1,429	—	6,228	12		1,429	—	6,240	7,669	(101)	2006	(A)
2300 NW 89th Place	Miami	—	1,022	—	3,767	18		1,022	—	3,785	4,807	(51)	2006	(A)
2055 East Technology Circle	Phoenix	—	—	—	8,519	209		—	—	8,728	8,728	(54)	2006	(A)
114 Rue Ambroise Croizat	Paris, France	43,260	11,622	—	32,316	—		11,622	—	32,316	43,938	(120)	2006	(A)
Unit 9, Blanchardstown Corporate Park	Dublin, Ireland	37,193	4,500	—	37,237	—		4,500	—	37,237	41,737	—	2006	(A)
111 8th Avenue	New York	—	—	—	16,286	39		—	—	16,325	16,325	(646)	2006	(A)
1807 Michael Faraday Court	Northern Virginia	—	1,499	—	4,578	211		1,499	—	4,789	6,288	(63)	2006	(A)
8100 Boone Boulevard	Northern Virginia	—	—	—	158	120		—	—	278	278	(35)	2006	(A)
Other		—	—	—	8,298	—	—	—	—	8,298	8,298	1

		804,686	228,496	2,921	1,416,883	171,026	—	228,728	3,028	1,587,570	1,819,326	(112,479)

(1)	The balance shown includes an unamortized premium of $701.

(2)	The balance shown includes an unamortized premium of $1,265.

See accompanying report of independent registered public accounting firm.

DIGITAL REALTY TRUST, INC.

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2006

(In thousands)

(1) Tax Basis Cost

The aggregate gross cost of Digital Realty Trust, Inc. (the company) properties for federal income tax purposes approximated $1,842.8 million (unaudited) as of December 31, 2006.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Company’s properties for financial reporting purposes for each of the years in the three year period ended December 31, 2006.

	The Company Year Ended December 31, 2006	The Company Year Ended December 31, 2005	The Company and the Predecessor Year Ended December 31, 2004
Balance, beginning of year	$1,258,510	$818,392	$404,763
Additions during period (acquisitions and improvements)	598,513	440,934	414,877
Deductions during period (dispositions and write-off of tenant improvements)	(37,697)	(816)	(1,248)

Balance, end of year	$1,819,326	$1,258,510	$818,392

The following table reconciles accumulated depreciation and amortization of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2006.

	The Company Year Ended December 31, 2006	The Company Year Ended December 31, 2005	The Company and the Predecessor Year Ended December 31, 2004
Balance, beginning of year	$64,404	$30,980	$13,026
Additions during period (depreciation and amortization expense )	53,478	33,626	18,207
Deductions during period (dispositions and write-off of tenant improvements)	(5,403)	(202)	(253)

Balance, end of year	$112,479	$64,404	$30,980

Schedules other than those listed above are omitted because they are not applicable or the information required is included in the consolidated and combined financial statements or the notes thereto.